Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880 Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

SIGNS FORBEARANCE AGREEMENTS

AND PROVIDES MEDIATION UPDATE

WAKEFIELD, MASSACHUSETTS – December 18, 2007 - American Dental Partners, Inc., (NASDAQ: ADPI) announced that the Company and the lenders under its revolving credit agreement and term loan agreement have executed Forbearance Agreements until January 11, 2008. The lenders have notified the Company that the jury’s verdict in the litigation among PDG, P.A., PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company filed in the District Court of Minnesota, Fourth Judicial District, as disclosed by the Company on December 13, 2007, constitutes an event of default.

Under the Forbearance Agreements, the lenders will not exercise certain of their default-related rights and remedies, including acceleration of the maturity of the loans. The principal amount outstanding under the revolving credit agreement, including outstanding letters of credit, was $41,424,000 and the principal amount outstanding under the term loan agreement was $100,000,000 as of December 14, 2007. Provided no other default exists and certain conditions are met, the lenders under the revolving credit agreement will continue to make revolving loans and issue letters of credit to the Company until January 11, 2008 up to an aggregate principal amount of $51,424,000, to be used for the operation of the Company’s business.

Representatives of the Company and PDG continue to be engaged in mediation that commenced on December 14, 2007.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 261 dental facilities with approximately 2,301 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.